Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

T1 Energy Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.01 per share	(1)	457(a)	21,504,901	$3.64	$78,277,839.64	0.0001381	$10,810.17

Total Offering Amounts:							$78,277,839.64		10,810.17
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$10,810.17

__________________________________________
Offering Note(s)

(1)	Consists of 21,504,901 shares acquired by the selling stockholders pursuant to that certain amended and restated stock purchase agreement, dated as of October 31, 2025 (as amended, the “Stock Purchase Agreement”), between the Company and selling stockholders. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), the shares of common stock being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares of common stock being registered hereunder as a result of any stock dividend, stock split, recapitalization or similar transaction.

The proposed maximum offering price per unit and the maximum aggregate offering price are estimated in accordance with Rule 457(c) solely for purposes of calculating the registration fee. The proposed maximum offering price per unit and the maximum aggregate offering price are based on the average of the $3.81 (high) and $3.40 (low) sales price of the registrant’s common stock as reported on the New York Stock Exchange on November 13, 2025, which date is within five business days prior to the filing of this registration statement.